Exhibit 99.1

MARATHON OIL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On March 1, 2018, Marathon Oil Corporation completed the sale of its subsidiary, Marathon Oil Libya Limited, which held the Company’s 16.33 percent non-operated interest in the Waha concessions in Libya, to a subsidiary of Total S.A. (Elf Aquitaine SAS) for cash consideration of $450 million. The effective date of the transaction is January 1, 2018.
The closing of this transaction continues the simplification and concentration of our portfolio to the high margin, high return U.S. resource plays. During 2017, our 16.33 percent non-operated interest in the Waha concessions in Libya generated approximately $28 million in after-tax income, which reflects the impact of the 93.5% Libyan income tax rate. Upon the closing of this transaction we expect to generate an after-tax gain in our consolidated statements of income.
Our unaudited pro forma consolidated financial data was derived from our historical consolidated financial statements. The unaudited pro forma consolidated balance sheet assumes the disposition of our subsidiary, Marathon Oil Libya Limited, occurred on December 31, 2017. The unaudited pro forma consolidated statement of income gives effect to the disposition of our subsidiary, Marathon Oil Libya Limited, as if the disposition occurred on January 1, 2017. The following unaudited pro forma consolidated financial information should be read in conjunction with our historical financial statements and notes, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
The pro forma adjustments are based on the best information available and assumptions that management believes are factually supportable and reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates. The unaudited pro forma consolidated information is for illustrative and informational purposes only and is not intended to reflect what our consolidated financial position and results of operations would have been had the disposition occurred on the dates indicated and is not necessarily indicative of our future consolidated financial position and results of operations.
The pro forma adjustments remove all of the assets, liabilities and results of operations of Marathon Oil Libya Limited, and gives effect to an adjustment to reflect the net cash proceeds and gain from the sale of the subsidiary.

MARATHON OIL CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF INCOME (Unaudited)
For the Year Ended December 31, 2017

		Pro Forma Adjustments
(In millions, except per share data)	Historical	Libya Sale (a)	Pro Forma
Revenues and other income:
Sales and other operating revenues, including related party	$4,211	$(431)	$3,780
Marketing revenues	162	—	162
Income from equity method investments	256	—	256
Net gain on disposal of assets	58	—	58
Other income	78	—	78
Total revenues and other income	4,765	(431)	4,334
Costs and expenses:
Production	706	(40)	666
Marketing, including purchases from related parties	168	—	168
Other operating	431	(4)	427
Exploration	409	—	409
Depreciation, depletion and amortization	2,372	(21)	2,351
Impairments	229	—	229
Taxes other than income	183	—	183
General and administrative	400	(3)	397
Total costs and expenses	4,898	(68)	4,830

Income (loss) from operations	(133)	(363)	(496)
Net interest and other	(270)	—	(270)
Loss on early extinguishment of debt	(51)	—	(51)
Income (loss) from continuing operations before income taxes	(454)	(363)	(817)
Provision for income taxes	376	(335)	41
Income (loss) from continuing operations	$(830)	$(28)	$(858)

Per Share Data

Income (loss) from continuing operations
Basic	$(0.97)		$(1.01)
Diluted	$(0.97)		$(1.01)

Weighted average shares
Basic	850		850
Diluted	850		850
See accompanying notes to the unaudited pro forma consolidated financial statements.

MARATHON OIL CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of December 31, 2017

		Pro Forma Adjustments
(In millions, except per share data)	Historical	Libya Sale		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$563	$439	(b)	$1,002
Receivables, less reserve of $6	1,082	(102)	(c)	980
Notes receivable	748	—		748
Inventories	126	(25)	(c)	101
Other current assets	36	(11)	(c)	25
Current assets held for sale	11	—		11
Total current assets	2,566	301		2,867
Equity method investments	847	—		847
Property, plant and equipment less accumulated depreciation, depletion and amortization of $21,564	17,665	(758)	(c) (d)	16,907
Goodwill	115	(17)	(c)	98
Other noncurrent assets	764	(7)	(c)	757
Noncurrent assets held for sale	55	—		55
Total assets	$22,012	$(481)		$21,531
Liabilities
Current Liabilities:
Accounts payable	$1,395	$(82)	(c)	$1,313
Payroll and benefits payable	108	—		108
Accrued taxes	177	(68)	(c)	109
Other current liabilities	288	—		288
Long-term debt due within one year	—	—		—
Current liabilities held for sale	—	—		—
Total current liabilities	1,968	(150)		1,818
Long-term debt	5,494	—		5,494
Deferred tax liabilities	833	(595)	(c) (e)	238
Defined benefit postretirement plan obligations	362	—		362
Asset retirement obligations	1,428	(1)	(c)	1,427
Deferred credits and other liabilities	217	—		217
Noncurrent liabilities held for sale	2	—		2
Total liabilities	10,304	(746)		9,558
Commitments and contingencies
Stockholders' Equity
Preferred Stock - no shares issued and outstanding (no par value, 26 million shares authorized)	—	—		—
Common stock:
Issued - 937 million shares (par value $1 per share, 1.1 billion shares authorized)	937	—		937
Held in treasury, at cost - 87 million shares	(3,325)	—		(3,325)
Additional paid-in-capital	7,379	—		7,379
Retained earnings	6,779	265	(f)	7,044
Accumulated other comprehensive loss	(62)	—		(62)
Total stockholders' equity	11,708	265		11,973
Total liabilities and stockholders' equity	$22,012	$(481)		$21,531
See accompanying notes to the unaudited pro forma consolidated financial statements.

MARATHON OIL CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a)
Amounts reflect the pro forma effect of eliminating the results of operations of our subsidiary, Marathon Oil Libya Limited, for the year ended December 31, 2017 from the presentation of continuing operations in the unaudited pro forma consolidated statement of income.

(b)
Includes cash proceeds of $450 million that would be received at closing, adjusted for cash and cash equivalents that would transfer to the buyer if we had completed the sale of our subsidiary, Marathon Oil Libya Limited, on December 31, 2017.

(c)	These adjustments reflect the elimination of assets and liabilities attributable to our subsidiary, Marathon Oil Libya Limited.
(d)	Includes accumulated depreciation, depletion, and amortization of $289 million as of December 31, 2017, related to our subsidiary, Marathon Oil Libya Limited.
(e)	Represents our deferred tax liability related to historical purchase price adjustments.
(f)
Represents the non-recurring estimated gain on sale that would have been recorded if we had completed the sale of our subsidiary, Marathon Oil Libya Limited, on December 31, 2017. This estimated gain on sale would be subject to taxes in the U.S. where we would utilize net operating loss carryforwards and therefore pay no incremental cash taxes.